Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Brett Chiles
(713) 529-0900

EQUUS II INCORPORATED ANNOUNCES INVESTMENT

COMMITMENT OF UP TO $11,100,000 IN

ASSISTED LIVING MARKET

HOUSTON, TX – August 14, 2006 – Equus II Incorporated (NYSE: EQS) (“Equus” or the “Fund”) announces an investment commitment of up to $11,100,000 in RP&C International Investments LLC (“RP&C”), a Delaware LLC private investment fund.

RP&C, which is managed by RP&C International, Inc., will invest in preferred equity or subordinated debt of entities which will acquire nursing and residential care homes in the United Kingdom and/or Germany.

“This investment fits well within the Equus strategy to capitalize on twenty-first century trends, with the private sector providing healthcare services to an aging population. These services are underwritten by governments which can’t afford to provide them directly on a competitive basis,” commented Anthony R. Moore, Co-Chairman, CEO and President of Equus.

RP&C International, Inc. is an investment banking firm providing specialist advisory services to public and private companies globally. These include private placements of equity, debt and convertible securities for public and private issuers; formation, re-structuring and management of investment funds; development and placement of structured finance products; as well as merger and acquisition and other corporate finance advice. RP&C International’s shareholders include Nationwide Mutual Insurance Company, one of the largest property/casualty insurance companies in the United States and BOCP Holdings Corporation, a subsidiary of JP Morgan Chase & Co.

Equus is a business development company that trades as a closed-end fund on the New York Stock Exchange, under the symbol “EQS”. Additional information on Equus may be obtained from the website at www.equuscap.com.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statements are material.